Exhibit 10.1

EXECUTION VERSION

UNIT PURCHASE AGREEMENT

between

ENNIS, INC.,

as Seller,

ALSTYLE OPERATIONS, LLC,

as Buyer,

and

STEVE S. HONG

dated as of

April 1, 2016

i

ii

Exhibit A	Acquired Assets

Exhibit B	Retained Assets

Exhibit C	Sample Working Capital Statement

Exhibit D	Form of Equipment Lease

Exhibit E	Form of Sublease

Exhibit F	Form of Transition Services Agreement

Exhibit G	Form of Bill of Sale

iii

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”), dated as of April 1, 2016, is entered into between Ennis, Inc., a Texas corporation (“Seller”), Alstyle Operations, LLC, a Delaware limited liability company (“Buyer”), and, solely for purposes of Section 10.11, Steve S. Hong, an individual (“Hong”).

RECITALS

WHEREAS, Seller owns 100 units, constituting all of the limited liability company interests (the “Units”), of Alstyle Apparel, LLC, a Delaware Limited Liability Company (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Units, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“A&G” has the meaning set forth in Section 2.06.

“Accounting Principles” means in accordance with GAAP, consistently applied, using the same accounting methods, principles, practices, procedures and estimation methodologies used in and on a basis consistent with those applied by Seller in preparing its consolidated audited financial statements (including calculating accounting reserves, accruals and write-offs in accordance with the same methodology used to calculate such reserves, accruals and write-offs in preparation of Seller’s consolidated audited financial statements).

“Accounting Referee” has the meaning set forth in Section 6.01(b).

“Acquired Assets” means those assets of Seller set forth on Exhibit A to this Agreement.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional Tax Gross-up Amount” has the meaning set forth in Section 6.01(a)(ii).

“Additional Tax Gross-up Notice” has the meaning set forth in Section 6.01(a)(ii).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated, consolidated, combined, unitary or similar group within the meaning of Section 1504(a) of the Code or any applicable state, local, or non-U.S. Law.

“Agreement” has the meaning set forth in the preamble.

“Ahmad Employment Agreement” means that certain Amended and Restated Employment Agreement, dated December 19, 2008, by and between Seller and Irshad Ahmad.

“Allocation Schedule” has the meaning set forth in Section 6.04(b).

“Annual Financial Statements” has the meaning set forth in Section 3.06.

“Arbitration Rules” has the meaning set forth in Section 10.10(d).

“Asset Sale Election” means a timely election either (i) under Section 338(h)(10) of the Code or (ii) if an election under Section 338(h)(10) is not available under applicable Law, under Section 336(e) of the Code (and, in each case, together with any corresponding elections under state and local Law).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Base Amount” has the meaning set forth in Section 2.02.

“Bill of Sale” has the meaning set forth in Section 2.08.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Basket Exclusions” has the meaning set forth in Section 8.04(a).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means Cho & Khang Accounting.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Claim” has the meaning set forth in Section 10.10(b).

“Closing” has the meaning set forth in Section 2.09.

“Closing Date” has the meaning set forth in Section 2.09.

“Closing Working Capital” means, with respect to the Company on a consolidated basis with its Subsidiaries, (i) all cash held in any Company disbursing and petty cash bank accounts in Mexico or Canada (excluding all cash held in (a) any Company bank account outside of Mexico and Canada and (b) the Canadian and Mexican bank accounts set forth in Section 1(a) of the Disclosure Schedules), net accounts receivable, net inventory, prepaid expenses and any other assets properly classified as current assets in accordance with the Accounting Principles, less (ii) all accounts payable, accrued taxes, other accrued expenses and any other obligations properly classified as current liabilities in accordance with the Accounting Principles, in each case as determined as of the close of business on the Closing Date and in accordance with the Accounting Principles. For the purposes of this calculation, any short-term debt liabilities shall be excluded from the calculation of current liabilities.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“COFECE” means the Mexican Federal Anti-Trust Commission (Comisión Federal de Competencia Económica).

“Company” has the meaning set forth in the recitals.

“Company Benefit Plan” has the meaning set forth in Section 3.20(a).

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Competing Proposal” has the meaning set forth in Section 5.03(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Corporate Records” means the original corporate books of each Mexican Subsidiary, namely, the shareholders’ meetings minutes book (libro de actas de asambleas), stock registry book (libro de registro de acciones), capital variations registry book (libro de registro de variaciones de capital) and the board of directors’ meetings minutes book (libro de actas de sesiones del consejo de administración).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosing Party” has the meaning set forth in Section 10.10(e).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(b)(iv).

“Dollars or $” means the lawful currency of the United States.

“Effect” means any change, event, violation, inaccuracy, circumstance or effect.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means the system of natural and artificial or man induced elements such as air (including air in buildings, natural or man-made structures below or above ground), water, superficial water, groundwater and any and all sources of water of whatever jurisdiction (including without limitation water under or within land or in drains and sewers and coastal and inland waters and water bodies defined as Mexican national waters (aguas nacionales) or recipient bodies of Mexican national waters (cuerpos receptores de aguas nacionales)), land (including soil whether at or below surface) wetland, sediment, soil, subsoil or subsurface strata, and any and all natural resources, forestry resources, habitat, ecosystems, florae and fauna, and in general the environment as defined in Environmental Laws.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, administrative proceeding, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, clean-up, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the clean-up thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the Environment; (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials; or (c) relating to environmental, health and safety matters, or in general to the regulation or protection of human health. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42

U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. With respect to the Mexican Subsidiaries, the term Environmental Law includes (i) Mexico’s Ley General del Equilibrio Ecológico y la Protección al Ambiente, Mexico’s Ley de Aguas Nacionales, Mexico’s Ley General para la Prevención y Gestión Integral de los Residuos (as well as its regulations known as the Reglamento de la Ley General para la Prevención y Gestión Integral de los Residuos), Mexico’s Ley General de Salud, and the respective regulations of each of such laws, as well as Mexico’s Reglamento Federal de Seguridad, Higiene y Medio Ambiente en el Trabajo, as such laws and regulations may be amended, restated or supplemented from time to time, (ii) Mexican Official Norms NOM-052-SEMARNAT-2005, NOM-053-SEMARNAT-1993, NOM-138-SEMARNAT/SS-2012, NOM-147-SEMARNAT/SSA1-2004, and NOM-010-STPS-1999, among others, as such norms may be amended, restated or supplemented from time to time; and (iii) any and all internal guidelines of Governmental Authorities in charge of enforcing Environmental Law in Mexico.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equipment Lease” has the meaning set forth in Section 2.05.

“Equity Securities” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person, and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Working Capital” has the meaning set forth in Section 2.04(a)(i).

“Estimated Working Capital Statement” has the meaning set forth in Section 2.04(a)(i).

“Financial Statements” has the meaning set forth in Section 3.06.

“Financing” means the senior secured revolving loan and term loan facility in the amount up to $85,000,000 provided to the Company and certain of its Subsidiaries for which Wells Fargo Bank, National Association is the administrative and collateral agent and the lender for the revolving facility and GACP Finance Co., LLC is the lender for the term loan facility.

“Financing Sources” means Wells Fargo Bank, National Association, in its capacity as administrative and collateral agent and lender, GACP Finance Co., LLC as lender and any other lender under the Financing, together with their respective successors and assigns.

“Financing Term Sheet” means the letter dated April 1, 2016 from the Financing Sources to Buyer, evidencing their commitment to provide the Financing and the relevant terms and conditions related thereto.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, corrosive, reactive, explosive, flammable, or of infectious nature or words of similar import or regulatory effect under Environmental Laws; (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls; or (c) any component or element thereof or any other substance or material referenced in, regulated under or defined by Environmental Laws as hazardous. With respect to the Mexican Subsidiaries, the term “Hazardous Materials” shall include, without limitation, any wastes, materials or substances that are (i) labelled as “hazardous material” or “hazardous waste” or both, pursuant to Mexico’s Ley General del Equilibrio Ecológico y la Protección al Ambiente; (ii) listed, characterized (or subject to characterization) as “hazardous” under Mexican Official Norms NOM-052-SEMARNAT-2005 and NOM-053-SEMARNAT-1993, (iii) labelled as “hazardous wastes” under Mexico’s Ley General para la Prevención y Gestión Integral de los Residuos and/or its regulations; (iv) capable of causing harm to the Environment or to human health from exposure thereto in accordance with Environmental Laws; and/or (v) any used recipients or containers that may have contained or stored Hazardous Substances, including above-ground or underground storage tanks or underground pipes or aboveground pipelines.

“Hong” has the meaning set forth in the preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IMSS” means the Mexican Institute of Social Security (Instituto Mexicano del Seguro Social).

“Indemnified Party” has the meaning set forth in Section 8.04(e).

“Indemnifying Party” has the meaning set forth in Section 8.04(e).

“Indemnitee” has the meaning set forth in Section 8.04(e).

“Indemnitor” has the meaning set forth in Section 8.04(e).

“Indemnity Cap” has the meaning set forth in Section 8.04(c).

“Independent Accountants” has the meaning set forth in Section 2.04(b)(iv).

“INFONAVIT” means the Mexican Institute for Workers’ Housing National Fund (Instituto del Fondo Nacional de la Vivienda para los Trabajadores).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” has the meaning set forth in Section 3.12(a).

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Joinder Agreement” means that certain Joinder Agreement, dated March 30, 2011, by and among Seller, Alstyle Internacional de Mexico, S.A. de C.V., the Municipality of Agua Prieta Sonora, Organismo Operador Municipal de Agua Potable, Alcantarillado y Saneamiento de Agua Prieta, and Asesoría Fintegra, S.A. de C.V.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any of the Knowledge Persons, after due inquiry and reasonable investigation.

“Knowledge Persons” means Keith S. Walters, Richard L. Travis, Jr., Michael D. Magill and Ronald M. Graham.

“Law” means any and all federal, state or local statutes, laws, ordinance, regulations, rules, standards, policies, codes, orders, constitution, treaties, common law, judgment, decrees, other requirement or rule of law of any Governmental Authority or any agreement with any Governmental Authority. With respect to the Mexican Subsidiaries, the term “Law” shall include any and all Mexican official norms (NOMs).

“Legal Requirements” means any Laws applicable to the Company or to any of its assets, properties or businesses.

“LFCE” means the Mexican Federal Anti-Trust Law (Ley Federal de Competencia Económica).

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” has the meaning set forth in Section 3.12(a).

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Matching Proposal” has the meaning set forth in Section 5.03(b).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis, except to the extent that any such Effect directly results from: (i) changes in general economic or regulatory conditions or in the securities, credit or financial markets in general, (ii) general changes or developments in the business or industry in which the Company operates, (iii) acts of war, terrorism, violence or other political events, or any natural disaster or weather-related event, (iv) changes in applicable Legal Requirements, (v) the negotiation, execution, announcement or performance of this Agreement or the transactions expressly required hereby, including the impact of the foregoing on relationships with customers, suppliers, employees and regulators, (vi) the identity of Buyer as the acquiror of the Company, (vii) any action taken by the Company expressly consented to by Buyer after the date hereof, (viii) changes in GAAP or Mexican Financial Norms (Normas de Información Financiera), or the interpretation thereof, (ix) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period ending on or after the date hereof, or (x) compliance with the specific provisions of, or the taking of any action specifically required by, this Agreement; provided, however, that, in the case of clauses (i), (ii), (iii), (iv) or (viii) above, such changes do not affect the Company substantially disproportionately as compared to the Company’s competitors to the extent relating to the competing business.

“Material Change” means, with respect to any Tax liability of Buyer, an increase of more than $10,000 and, with respect to any Tax asset of Buyer, a reduction of more than $10,000.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Mexican Income Tax Law” means the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta).

“Mexican Subsidiaries” means each and all of (i) Cactex de Mexico, S.A. de C.V., (ii) Alvest, S.A. de C.V., (iii) Alstyle Internacional de Mexico, S.A. de C.V. and (iv) Diaco Internacional, S.A. de C.V.

“Obligations” has the meaning set forth in Section 10.12(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Price Adjustment Decrease” has the meaning set forth in Section 2.04(a)(ii).

“Price Adjustment Increase” has the meaning set forth in Section 2.04(a)(ii).

“Prime Rate” means the “Prime rate” for the “U.S.” as published in the “Money Rates” table of The Wall Street Journal from time to time.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company or any of its Subsidiaries, together with all buildings, structures and facilities located thereon.

“Related Party” has the meaning set forth in Section 3.25.

“Related Party Contract” has the meaning set forth in Section 3.25.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, dispersing, injecting, escaping, leaching, dumping, abandonment, disposing, allowing to escape or migrating of any Hazardous Material, whether intentional or unintentional, into or through the indoor and outdoor Environment.

“Remedial Action” means any and all actions necessary to comply with, or discharge any obligation under, Environmental Laws to (i) clean up, remove, treat, restore, remedy, contain, fight, abate, recycle, treat, cover or in any other way adjust Hazardous Materials in the indoor or outdoor Environment; (ii) prevent, control or minimize the Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the Environment; or (iii) perform remedial studies, investigations, restoration and post-remedial studies (or post-clean-up care), assessments, testing, investigations and/or monitoring on, about or in any real property. The term “Remediate” (when used as a verb), means to conduct a Remedial Action.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(b)(iii).

“Restricted Business” means the manufacture, production or distribution of blank T-shirts and other apparel products manufactured, produced or distributed by the Company at any time since January 1, 2013.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Retained Assets” means those assets of the Company or any of its Subsidiaries set forth on Exhibit B to this Agreement.

“Review Period” has the meaning set forth in Section 2.04(b)(ii).

“Sample Working Capital Statement” means the statement attached hereto as Exhibit C setting forth a sample calculation of Closing Working Capital.

“SAR” means the Mexican Law of Systems of Savings for Retirement (Ley de los Sistemas de Ahorro para el Retiro).

“Scheduled Closing Date” has the meaning set forth in Section 2.09.

“Seller” has the meaning set forth in the preamble.

“Seller Basket Exclusions” has the meaning set forth in Section 8.04(b).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller’s Accountants” means Grant Thornton LLP.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (v) all documentation including user manuals and other training documentation related to any of the foregoing.

“Statement of Objections” has the meaning set forth in Section 2.04(b)(iii).

“Straddle Period” has the meaning set forth in Section 6.03.

“Sublease” has the meaning set forth in Section 2.06.

“Subsidiaries” means (i) A and G, Inc., an Illinois corporation, (ii) Alstyle Ensenada LLC, an Illinois limited liability company, (iii) Alstyle Hermosilla LLC, an Illinois limited liability company, (iv) Alstyle Apparel Limited, a limited company organized under the laws of the United Kingdom, Diaco USA, LLC, a California limited liability company, and (v) the Mexican Subsidiaries.

“Tax Authority” means any domestic or foreign, local, municipal, governmental, state, provincial, territorial, national, or federal authority, body, or officials (or any entity or individual acting on behalf of such authority, body, or officials) anywhere in the world, with responsibility for the imposition, collection or administration of any form of Tax.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Representations” has the meaning set forth in Section 3.22.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with any Tax Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof and requests for the extension of time.

“Taxes” means (a) all federal, state or local taxes imposed by any Governmental Authority, including all such taxes based on gross or net income, gross receipts, flat tax, capital, sales, use, ad valorem, transfer, franchise, profits, inventory, environmental, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, production, value added, severance, stamp, occupation, duties (derechos and aprovechamientos) and other taxes (including any other contributions (contribuciones) and employee payments for profit sharing (participación de los trabajadores en las utilidades)), property and estimated taxes, including any payments related to IMSS, INFONAVIT and SAR, and (b) all interest, penalties, fines, inflationary adjustments, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in subsection (a).

“Termination Fee” has the meaning set forth in Section 5.03(c).

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Equipment Lease, the Bill of Sale and the Sublease.

“Transfer Taxes” has the meaning set forth in Section 6.01(a).

“Transition Services Agreement” has the meaning set forth in Section 2.07.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Undisputed Amounts” has the meaning set forth in Section 2.04(b)(iv).

“Union” has the meaning set forth in Section 3.21(b).

“Units” has the meaning set forth in the recitals.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Cap” means an amount equal to $89,000,000.

“Working Capital Threshold” means an amount equal to $85,000,000.

Article II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, (a) the Units and (b) the Acquired Assets, in each case free and clear of all Encumbrances other than Permitted Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Units and the Acquired Assets shall be $76,000,000 (the “Base Amount”), subject to adjustment pursuant to Section 2.04 hereof (the Base Amount as so adjusted, the “Purchase Price”). The parties agree to allocate the Purchase Price as provided in Section 6.04(b).

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall deliver to Seller:

(i) the Base Amount, subject to any adjustment pursuant to Section 2.04(a), by wire transfer of immediately available funds to an account of Seller, which account shall be designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date; and

(ii) the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b) At the Closing, Seller shall deliver to Buyer:

(i) certificates or other documents evidencing the Units, free and clear of all Encumbrances other than Permitted Encumbrances, duly endorsed in blank or accompanied by instruments of transfer duly executed in blank; and

(ii) the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At least three (3) Business Days before the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Estimated Working Capital Statement”), certified by the chief financial officer of Seller, setting forth an estimate of Closing Working Capital as of the last day of the most recently ended month for which financial statements are available (the “Estimated Working Capital”). The Estimated Working Capital Statement and the determinations and calculations contained therein shall be calculated in accordance with the Accounting Principles and in the same manner as set forth in the Sample Working Capital Statement.

(ii) In the event that the Estimated Working Capital is greater than the Working Capital Cap, the Base Amount shall be increased by an amount equal to the positive difference between the Estimated Working Capital and the Working Capital Cap (a “Price Adjustment Increase”). In the event that the Estimated Working Capital is less than the Working Capital Threshold, the Base Amount shall be reduced by an amount equal to the positive difference between the Estimated Working Capital and the Working Capital Threshold (a “Price Adjustment Decrease”):

(iii) For the avoidance of doubt, if the Estimated Working Capital is an amount (1) equal to or greater than the Working Capital Threshold and (2) equal to or less than the Working Capital Cap, there shall be no adjustment to the Base Amount at the Closing.

(b) Post-Closing Adjustment.

(i) Within ninety (90) days after the Closing Date, Seller, acting pursuant to the Transition Services Agreement, shall prepare and deliver to Buyer a statement (the “Closing Working Capital Statement”), certified by the chief financial officer of Seller, setting forth its calculation of Closing Working Capital, which statement shall contain an unaudited consolidated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein). The Closing Working Capital Statement and the determinations and calculations contained therein shall be calculated in accordance with the Accounting Principles and in the same manner as set forth in the Sample Working Capital Statement.

(ii) After receipt of the Closing Working Capital Statement, Buyer shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Buyer and Buyer’s Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Seller and/or Seller’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Seller’s possession or under Seller’s control) relating to the Closing Working Capital Statement as Buyer may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Seller or the Company.

(iii) On or prior to the last day of the Review Period, Buyer may object to the Closing Working Capital Statement by delivering to Seller a written statement setting forth Buyer’s objections in reasonable detail, indicating each disputed item or amount and the basis for Buyer’s disagreement therewith (the “Statement of Objections”). If Buyer fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Closing Working Capital reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Buyer. If Buyer delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Working Capital and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iv) If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”, and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants to be appointed by mutual agreement of Buyer and Seller (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Working Capital and the Closing Working Capital Statement. For the avoidance of doubt, the Independent Accountants shall only consider and have authority to resolve the Disputed Amounts and shall have no other rights or obligations with respect to any Undisputed Amounts, including but not limited, audit rights. The parties hereto agree that all adjustments shall be made in accordance with the Accounting Principles and without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively, the difference between which, in the aggregate, shall be referred to as the “Disputed Amount Range”.

(v) Buyer and Seller shall each bear fifty percent (50%) of all fees and expenses of the Independent Accountants; provided, that, if the Independent Accountants determine the Disputed Amounts to be within ten percent (10% measured by the Disputed Amount Range) of Buyer’s calculations as set forth of the Statement of Objections, then Seller shall be responsible for all of the fees and expenses of Independent Accountants, and if the Independent Accountants determine the Disputed Amounts to be within ten percent (10% measured by the Disputed Amount Range) of the calculations set forth in the Closing Working Capital Statement, then Buyer shall bear all fees and expenses of the Independent Accountants. For purposes of clarification, if the Disputed Amount Range is $500,000 and the Independent Accountants’ determination of the Disputed Amounts is within $50,000 of the amounts reflected in the Statement of Objections, then the Seller shall be responsible for all of the fees of the Independent Accountants. If the Independent Accountants’ determination of the Disputed Amounts is within $50,000 of the amounts reflected in the Closing Working Capital Statement, then the Buyer shall be responsible for all of the fees of the Independent Accountants.

(vi) The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Closing Working Capital shall be conclusive and binding upon the parties hereto.

(vii) No later than five (5) Business Days after the expiration of the Review Period if Buyer does not dispute any items in the Closing Working Capital Statement or, if Buyer disputes items in the Closing Working Capital Statement, after all Disputed Items have been resolved in accordance with the provisions of this Section 2.04(b):

(A)	if the Closing Working Capital is neither greater than the Working Capital Cap nor less than the Working Capital Threshold, and no adjustment was effected pursuant to Section 2.04(a)(ii), then no amount shall be payable after Closing in respect of the Closing Working Capital;

(B)	if the Closing Working Capital is neither greater than the Working Capital Cap nor less than the Working Capital Threshold, and a Price Adjustment Increase was effected pursuant to Section 2.04(a)(ii), then Seller shall pay to Buyer an amount equal to such Price Adjustment Increase;

(C)	if the Closing Working Capital is neither greater than the Working Capital Cap nor less than the Working Capital Threshold, and a Price Adjustment Decrease was effected pursuant to Section 2.04(a)(ii), then Buyer shall pay to Seller an amount equal to such Price Adjustment Decrease;

(D)	if the Closing Working Capital is greater than the Working Capital Cap, and no adjustment was effected pursuant to Section 2.04(a)(ii), then Buyer shall pay to Seller an amount equal to the difference between the Closing Working Capital and the Working Capital Cap;

(E)	if the Closing Working Capital is less than the Working Capital Threshold, and no adjustment was effected pursuant to Section 2.04(a)(ii), then Seller shall pay to Buyer an amount equal to the difference between the Closing Working Capital and the Working Capital Threshold;

(F)	if the Closing Working Capital is greater than the Working Capital Cap and a Price Adjustment Increase was effected pursuant to Section 2.04(a)(ii), then an amount equal to the result obtained by subtracting (x) the Price Adjustment Increase from (y) an amount equal to the difference between the Closing Working Capital and the Working Capital Cap, shall be paid (1) by Buyer to Seller if such amount is a positive number, or (2) by Seller to Buyer, if such amount is a negative number;

(G)	if the Closing Working Capital is greater than the Working Capital Cap and a Price Adjustment Decrease was effected pursuant to Section 2.04(a)(ii), then an amount equal to the sum of (x) the Price Adjustment Decrease plus (y) an amount equal to the difference between the Closing Working Capital and the Working Capital Cap, shall be paid by Buyer to Seller;

(H)	if the Closing Working Capital is less than the Working Capital Threshold and a Price Adjustment Decrease was effected pursuant to Section 2.04(a)(ii), then an amount equal to the result obtained by subtracting (x) the Price Adjustment Decrease from (y) an amount equal to the difference between the Closing Working Capital and the Working Capital Threshold, shall be paid (1) by Seller to Buyer if such amount is a negative number, or (2) by Buyer to Seller if such amount is a positive number;

(I)	if the Closing Working Capital is less than the Working Capital Threshold and a Price Adjustment Increase was effected pursuant to Section 2.04(a)(ii), then Seller shall pay to Buyer an amount equal to the sum of (x) the Price Adjustment Increase plus (y) an amount equal to the difference between the Closing Working Capital and the Working Capital Threshold.

All payments under this Section 2.04(b) shall be made by wire transfer of immediately available funds.

(c) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05 Equipment Lease. In connection with the transactions contemplated hereby, Buyer and Seller agree to enter into, or cause to be entered into, as the case may be, an equipment lease in the form attached hereto as Exhibit D (the “Equipment Lease”), whereby Buyer shall agree to lease from Seller the Retained Assets on the terms and conditions set forth therein.

Section 2.06 Sublease. In connection with the transactions contemplated hereby, Buyer and Seller agree to enter into, or cause to be entered into, as the case may be, a sublease in the form attached hereto as Exhibit E (the “Sublease”), whereby A and G, Inc., a wholly-owned subsidiary of the Company (“A&G”), shall sublease to Crabar/GBF, Inc., a wholly-owned subsidiary of Seller, that portion of the premises located at 1501 East Cerritos Avenue, Anaheim, California 92805, as more particularly described in the Sublease.

Section 2.07 Transition Services Agreement. In connection with the transactions contemplated hereby, Buyer and Seller agree to enter into a Transition Services Agreement in the form attached hereto as Exhibit F (the “Transition Services Agreement”), under which Seller shall provide certain administrative, financial, human resources and information technology services to Buyer, the Company and the Subsidiaries from and after the Closing Date for the time periods specified therein.

Section 2.08 Bill of Sale. Effective as of the Closing Date, Buyer and Seller shall execute a Bill of Sale in the form attached hereto as Exhibit G (the “Bill of Sale”) pursuant to which Seller shall transfer to Buyer and Buyer shall accept from Seller the Acquired Assets.

Section 2.09 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Units contemplated hereby shall take place at a closing (the “Closing”) to be held at the offices of Baker Botts L.L.P. at 10:00 a.m., Central Time on April 29, 2016 (the “Scheduled Closing Date”); provided, however, that the Scheduled Closing Date may be extended by Buyer for up to fifteen (15) days in the event that, notwithstanding the good faith and commercially reasonably efforts of Buyer, any of the conditions to Closing set forth in Article VII have not been satisfied or waived (other than conditions which, by their nature, are to be satisfied at the Closing) as of April 29, 2016; provided further, that, subject to Section 9.01, in the event that the conditions set forth in Section 7.01(a) have not been satisfied as of the Scheduled Closing Date, the Scheduled Closing Date shall automatically be extended to the date that is three (3) Business Days following the date on which the conditions set forth in Section 7.01(a) are satisfied (the date on which the Closing occurs, the “Closing Date”). Upon the occurrence of the Closing, the parties hereto agree that the transactions contemplated by this Agreement shall be deemed effective for all purposes (including, without limitation, title, possession, financial reporting and tax purposes) as of 12:01 a.m. Central Time on the day immediately following the Closing Date.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules (it being agreed that disclosure of any item in any section or subsection of the Disclosure Schedules shall be deemed to have been disclosed with respect to any other section or subsection of the Disclosure Schedules if the relevance of such item to such other section or subsection is reasonably apparent from the information disclosed), Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. Except for Sections 3.02, 3.03, 3.04, 3.06 and 3.22, all references to the Company in this Article III shall include the Subsidiaries.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All actions of the Board of Managers or members required to be taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.03 Capitalization.

(a) The authorized capital of the Company consists of 100 units, all of which are issued and outstanding and constitute the Units. All of the Units have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Units, free and clear of all Encumbrances.

(b) All of the Units were issued in compliance with applicable Laws. None of the Units were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any pre-emptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to units of the Company or obligating Seller or the Company to issue or sell any units or any other interest in, the Company. The Company does not have outstanding or authorized any appreciation, phantom stock, profit participation or similar rights. Except for the Operating Agreement of the Company, there are no voting trusts, agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Units.

Section 3.04 Subsidiaries.

(a) Section 3.04(a) of the Disclosure Schedules sets forth each of the Subsidiaries (other than the Mexican Subsidiaries) together with the jurisdiction in which each such Subsidiary is organized or formed and such Subsidiary’s record owners.

(b) The Equity Securities of the Mexican Subsidiaries are duly authorized and are validly issued, fully subscribed and paid, non-assessable and qualify as acciones liberadas. Section 3.04(b) of the Disclosure Schedules sets forth the number and type of issued and outstanding Equity Securities of each Mexican Subsidiary and the record owners thereof. Except as set forth in Section 3.04(b) of the Disclosure Schedules, the record owners of the Equity Securities of the Mexican Subsidiaries listed in Section 3.04(b) of the Disclosure Schedules have good and valid legal title to such Equity Securities free and clear of any Encumbrances.

(c) Except for the Subsidiaries, the Company does not own Equity Securities, or have any other ownership interest, including a partnership or joint venture interest, in any other Person. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.04(c) of the Disclosure Schedules sets forth each jurisdiction in which each Subsidiary is licensed or qualified to do business, and each Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The stock or other ownership interests of each of the Subsidiaries held, directly or indirectly, by the Company constitutes all of the outstanding stock or existing ownership interests in each Subsidiary. There are no outstanding or authorized options, warrants, convertible securities or other rights in favor of any Person with respect to the Equity Securities of any Subsidiary.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) except as set forth in Section 3.05(c) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company or the Acquired Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and the LFCE.

Section 3.06 Financial Statements. Complete copies of the Company’s consolidated unaudited financial statements consisting of the balance sheet of the Company as at February 28, in each of the years 2015 and 2014 and the related statements of income for the years then ended (the “Annual Financial Statements”), and consolidated unaudited financial statements consisting of the balance sheet of the Company as at January 31, 2016 and the related statement of income for the 11 month period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to (a) the absence of notes (that, if presented, would not differ materially from those presented in Seller’s annual consolidated audited financial statements) and (b) in the case of the Interim Financial Statements, normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated. The consolidated unaudited balance sheet of the Company as of January 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a system of accounting established and administered in accordance with GAAP. There are no extraordinary and/or non-recurring items for the periods covered by the Financial Statements that are not individually and separately identified in the Financial Statements.

Section 3.07 Undisclosed Liabilities. Except as set forth in Section 3.07 of the Disclosure Schedules, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08 Absence of Certain Changes, Events and Conditions. Other than in connection with the Asset Sale Election, the elections made under Section 338(g) of the Code (together with any corresponding or similar elections made under state, local, and/or foreign law) pursuant to Section 6.04(a), or in the ordinary course of business consistent with past practice or except as set forth in Section 3.08 of the Disclosure Schedules, since the Balance Sheet Date there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of the Company;

(c) split, combination or reclassification of any Units (or in the case of the Subsidiaries, their capital stock, units or other ownership interests);

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of the units (or in the case of the Subsidiaries their capital stock, units or other ownership interests);

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable,

establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o) any material capital expenditures;

(p) imposition of any Encumbrance upon any of the Company properties, units or assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, consultants or independent contractors, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, member, manager, consultant or independent contractor;

(r) adoption, modification or termination of any: (i) Company policies concerning employment, severance or retention of employees, (ii) Contracts or other agreements concerning the officers of the Company with respect to such officers’ employment with the Company, (iii) Company Benefit Plan or (iv) collective bargaining or other agreements with a Union other than as provided for in any written agreements or required by applicable Law, in each case whether written or oral, the effect of which would have a material effect on the Company’s business;

(s) any loan to (or forgiveness of any loan to) any of its stockholders, directors, officers and employees;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) except as set forth in Section 3.08(v) of the Disclosure Schedules, purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000.00, individually (in the case of a lease, per annum) or $500,000.00 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of causing a Material Change in any Tax liability or Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(y) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts and leases for the leased Real Property) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 3.12(d) and Section 3.12(f) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $500,000.00 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person in an aggregate amount in excess of $500,000.00;

provided, however, that a Contract shall not be considered to be described in this Section 3.09(a)(iii) solely as a result of such Contract providing for indemnification by the Company of any Person against, or the assumption of, any Tax, unless such Contract principally relates to Taxes;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 60 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party;

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) The Company has good and valid title (and, in the case of owned Real Property, marketable and good title of public record and in fact) to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. Seller has good and valid title to the Acquired Assets included. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of such Real Property and (ii) with respect to Real Property located in Mexico, the title deed number and property registry data for such Real Property and the notary before whom such Real Property was granted. With respect to owned Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or the Company and relating to the Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The

Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11 Condition And Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and to the Knowledge of Seller none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, the equipment and other tangible personal property to be leased by A&G pursuant to the Equipment lease as of the Closing, the Acquired Assets to be acquired pursuant to the terms of this Agreement and the services to be provided by Seller under the Transition Services Agreement, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12 Intellectual Property.

(a) “Intellectual Property” means all of the following and similar intangible property and related proprietary rights (including related goodwill), interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by the Company (“Company Intellectual Property”) and that in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons, including Seller (“Licensed Intellectual Property”):

(i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications;

(ii) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority;

(iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable;

(v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals of such patents and applications; and

(vi) Software, other than commercially available licenses for off-the-shelf Software and other “shrink-wrap” Software.

(b) Section 3.12(b) of the Disclosure Schedules lists all Company Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for the Company’s current business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Neither Seller nor any of its Subsidiaries (other than the Company and its Subsidiaries) own any Intellectual Property used by the Company and/or its Subsidiaries in the conduct of its business (other than Software provided under the Transition Services Agreement and retained by Seller), except as will be transferred to the Company pursuant to this Agreement.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company owns, exclusively or jointly with other Persons, all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances (other than Permitted Encumbrances). The Company has taken commercially reasonable actions to maintain its exclusive ownership of the Company Intellectual Property. The Company is in full compliance with all Legal Requirements applicable to the Company Intellectual Property and the Company’s ownership and use thereof.

(d) Section 3.12(d) of the Disclosure Schedules lists all licenses, sublicenses and other agreements whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Company’s current or planned business or operations. Seller has provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements.

(e) The Company Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by the Company or proposed to be used, and the Company’s conduct of its business as currently and formerly conducted a have not and do not infringe, violate or misappropriate the Intellectual Property of any Person. Neither Seller nor the Company has received any written communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.

(f) Section 3.12(f) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which the Company grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property. Seller has provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.

Section 3.13 Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice, except for items that have been written off or written down to fair market value or for which adequate reserves have been established consistent with the Accounting Principles. All such inventory is owned by the Company free and clear of all Encumbrances (except Permitted Encumbrances), and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts and/or returns accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are collectible by their terms within 120 days after the due date for such accounts receivable. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules sets forth each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $500,000.00 for each of the two most recent fiscal years (collectively, the “Material Customers”). To the Seller’s Knowledge, the Company has not received any notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.15(b) of the Disclosure Schedules sets forth each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $500,000.00 for each of the two most recent fiscal years (collectively, the “Material Suppliers”). To Seller’s Knowledge, the Company has not received any notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Neither Seller nor the Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy for the applicable time period prior to and ending on the Closing Date. All such Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or the Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. All Insurance Policies maintained in the U.S. will terminate as of the Closing Date.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (i) against or by the Company (or its respective officers or directors) affecting any of its properties or assets (or by or against Seller and relating to the Company); or (ii) against or by the Company or Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules.

Section 3.18 Compliance with Laws; Permits.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedules, the Company and its Subsidiaries have complied, and are now complying in all material respects, with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company and its Subsidiaries to conduct their business have been obtained by it and are valid and in full force and effect, except for any Permits the absence of which would not disrupt or have a Material Adverse Effect on the Company’s operations. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits material to the operations of the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules. All the Permits will survive the Closing until the expiration of their respective terms as set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19 Environmental Matters.

(a) The Company is currently and has been in material compliance with all Environmental Laws and has not, and Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are valid and in full force and effect, except for any Environmental Permits the absence of which would not disrupt or have a Material Adverse Effect on the Company’s operations. To the Knowledge of the Seller, there is no condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried on under the existing Environmental Permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.19(b) of the Disclosure Schedules.

(c) No real property currently owned, operated or leased by the Company: (i) is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list; or (ii) has been deemed by any Governmental Authority or under any Environmental Laws as Hazardous Materials’ disposal site, Hazardous Materials’ handling facility, contaminated site (sitio contaminado), environmental emergency (emergencia ambiental) or environmental contingency (pasivo ambiental).

(d) To Seller’s Knowledge, there has been no Release of Hazardous Materials directly caused by the Company or any of its Subsidiaries in material contravention of Environmental Law with respect to the business or assets of the Company or any real property currently owned, operated or leased by the Company, in each case which could reasonably be expected to (i) result in an Environmental Claim against Seller or the Company, (ii) require Remedial Action by Seller under Environmental Law or (iii) result in a violation by the Company or any of its Subsidiaries of Environmental Law or the terms of any Environmental Permit which would have a Material Adverse Effect on the Company or any Subsidiary.

(e) From and after the date on which Seller acquired the Company, the Company has not directly transported, Released, handled, stored, treated or disposed of, and the Company has not arranged or granted express permission for any other Person to transport, Release, store, treat or dispose of, any Hazardous Materials related or not to the business to or at (x) any location other than a site lawfully permitted to receive such substances for such purposes in accordance with Environmental Laws, or (y) any location designated for Remedial Action pursuant to Environmental Laws; neither have Seller nor the Company directly performed, arranged for or granted express permission by any method or procedure to such transportation or disposal in breach of any Environmental Laws or in any other manner which could reasonably be expected to result in an Environmental Claim or in a Remedial Action.

(f) From and after the date on which Seller acquired the Company, the Company has been in material compliance with Environmental Laws and all agreements with, and Permits issued by, any Governmental Authority relating to the use, supply, treatment and discharge of water and waste water to and from any real property currently owned, operated or leased by the Company. For the avoidance of doubt, the representations and warranties in this Section 3.19(f) shall apply solely and exclusively to actions taken or controlled directly by Seller or the Company and shall not be deemed to apply to any actions taken or controlled by any third party, including any Governmental Authority.

(g) Section 3.19(g) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(h) Seller has provided or otherwise made available to Buyer copies of material environmental reports, studies, audits, or site assessments with respect to the business or assets of the Company or any currently owned, operated or leased real property which are in the possession or control of Seller or the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

(i) Notwithstanding anything to the contrary in this Agreement, Seller makes no representation or warranty in this Agreement relating to Environmental Laws or Environmental Permits, including compliance with any such Environmental Laws or Environmental Permits, other than the representations and warranties set forth in this Section 3.19.

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or an ERISA Affiliate thereof for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any material Liability, or with respect to which Buyer would reasonably be expected to have any material Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Company Benefit Plan”).

(b) With respect to each Company Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Company Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Company Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, and administration agreements and similar agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other material written communications (or a description of any material oral communications) relating to any Company Benefit Plan; (v) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Company Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and audit reports, as applicable, related to any Company Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Company Benefit Plan.

(c) Each Company Benefit Plan has been established, administered and maintained in accordance, in all material respects, with its terms and in compliance, in all material respects, with all applicable Laws (including ERISA and the Code) and its respective funding requirements. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred within the past three years that could reasonably be expected to cause the revocation of such letter from the Internal Revenue Service, nor has such revocation been threatened. Except as would not subject the Company, Buyer or any of its Affiliates to any material Liability, nothing has occurred with respect to any Company Benefit Plan that has subjected or could reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Buyer, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Neither the Company nor any of its Subsidiaries has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any multi-employer plan within the meaning of Section 3(37) of ERISA; or (iv) engaged in any transaction which would give rise to any material liability under Section 4069 or Section 4212(c) of ERISA. Neither the Company nor any of its Subsidiaries participates in a multiemployer plan as defined in ERISA 3(37), this sale contemplated by this Agreement will not trigger multiemployer plan withdrawal liability and that to the extent that Ennis participates in any multiemployer plans, they will indemnify the Buyer from such withdrawal liability.

(e) With respect to each Company Benefit Plan (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (ii) no such plan is an “employee pension benefit plan” within the meaning of Section 3(35) of ERISA, and at no time in the past six years has the Company or any Subsidiary been obligated to contribute to any such plan, (iii) only Irshad Ahmad and Omer Hassen are eligible for benefits under the Ennis Defined Benefit Retirement Plan through their employment as executives of Seller and employees of the Company have been properly excluded from participation in such plan and are not entitled to any benefits thereunder, (iv) each plan with provides health benefits has been maintained and operated in accordance with the applicable provisions to the Patient Protection and Affordable Care Act of 2010, (v) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (vi) no such plan has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (vii) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Except as required by applicable Law, no provision of any Company Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Buyer from amending or terminating any Company Benefit Plan. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, consultant or independent contractor, whether or not legally binding, to adopt, amend or modify in any material respect any Company Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Company Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or has ever contracted or, to Seller’s Knowledge, has ever represented or promised to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Company Benefit Plan (other than routine claims for benefits), and no Company Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority that could reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a material Liability.

(i) There has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Company Benefit Plan or collective bargaining agreement that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor, as applicable. Seller does not have any commitment or obligation and has not made any representations to any director, officer, employee, consultant or independent contractor, whether or not legally binding, to adopt, amend or modify any Company Benefit Plan or any collective bargaining agreement.

(j) To the Knowledge of Seller, each Company Benefit Plan that is subject to Section 409A of the Code has been operated in compliance, in all material respects, with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations). No employee of the Company or any Subsidiary, other than Irshad Ahmad (upon the assignment of the Ahmad Employment Agreement to A&G in accordance with Section 5.10), is eligible for benefits under any deferred compensation plan that is subject to Section 409A of the Code.

(k) Except as required by this Agreement or as otherwise set forth in Section 3.20(k) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, contractor or consultant of the Company to any material severance pay or any other material payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of any material compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan; (iv) materially increase the amount payable under or result in any other material obligation pursuant to any Company Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, consultants, service providers or contractors of the Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) employer; and (vii) a description of the fringe benefits provided to each such individual as of the date hereof. All compensation, including wages, commissions and bonuses, payable to employees, consultants, or contractors of the Company and all Subsidiaries for services performed on or prior to the date hereof have been paid in all material respects (or accrued in all material respects on the Balance Sheet and otherwise accrued on the books of the Company and the Subsidiaries as of the Closing Date).

(b) Except as set forth in Section 3.21(b) of the Disclosure Schedules, the Company is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of the Company, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought within the past three years to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees.

(c) To the Knowledge of Seller, the Company is and has been in compliance in all material respects with the terms of the collective bargaining agreements and other Contracts listed on Section 3.21(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices (including with respect to employee profit sharing obligations in Mexico), including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, paid sick leave, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as consultants or contractors are properly treated as independent contractors under all applicable Laws. Except as required by applicable Law, all employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Actions against the Company pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d) The Company has complied with the WARN Act and to Seller’s Knowledge, it has no plans to undertake any action in the future that would trigger the WARN Act (excluding any actions taken after the Closing at the direction of Buyer.

Section 3.22 Taxes.

(a) All income Tax Returns and other Tax Returns required to be filed on or before the Closing Date by the Company or any of its Subsidiaries (taking into account for these purposes any extensions) have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects insofar as they relate to the Company or any of its Subsidiaries. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company and each of its Subsidiaries has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing by the Company or such Subsidiaries to any employee, independent contractor, creditor, customer, shareholder or other party.

(c) No claim has been made by any Tax Authority in any jurisdiction where the Company (or any of its Subsidiaries) does not file Tax Returns that the Company (or such Subsidiary) is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested in writing with respect to any Taxes of the Company or any of its Subsidiaries.

(e) All deficiencies asserted, or assessments made, against the Company or any of its Subsidiaries as a result of any examinations by any Tax Authority have been fully paid.

(f) Neither the Company nor any of its Subsidiaries is a party to any Action by any Tax Authority and Seller is not a party to any Action by any Tax Authority that relates to or affects the Company or any of its Subsidiaries. There are no Actions pending or threatened in writing by any Taxing Authority against the Company or any of its Subsidiaries or against Seller relating to or affecting the Company or any of its Subsidiaries.

(g) Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns of the Company for all Tax periods ending after February 28, 2010.

(h) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet) upon the assets of the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement; provided, however, that an agreement shall not be considered to be described in this Section 3.22(i) unless such agreement principally relates to Taxes.

(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any closing agreement or offer in compromise with any Tax Authority.

(k) During the time that the Company has been a member of Seller’s Affiliated Group, other than as set forth in Section 3.22(k) of the Disclosure Schedules, no private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to the Company or any of its Subsidiaries or with respect to Seller relating to or affecting the Company or any of its Subsidiaries.

(l) The Company has been a member of Seller’s consolidated group for U.S. federal income Tax purposes.

(m) To Seller’s Knowledge, other than as set forth in Section 3.22(m) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise, nor has Seller agreed to make, or is required to make, any such adjustment as a result of a change in accounting method that could adversely affect the Company or any of its Subsidiaries.

(n) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(o) Neither the Company nor any of its Subsidiaries has, in the past five years, been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 or 361 of the Code.

(p) Neither the Company nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither the Company nor any of its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(q) None of the assets of the Company or any of its Subsidiaries is property that the Company or any of its Subsidiaries is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

(r) Neither the Company nor any of its Subsidiaries has engaged in any transaction that could affect its income Tax liability for any taxable year not closed by the statute of limitations which is a “listed transaction” within the meaning of Treasury Regulations Sections 1.6011-4, 301.6011-4 or 301.6112-1 (irrespective of the effective dates).

(s) Neither the Company nor any of its Subsidiaries is required to include an item of income, or exclude an item of deduction, for Tax purposes for any period ending on or after the Closing Date as a result of (i) an instalment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of foreign, state or local Law); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income tax purposes (or any similar doctrine for foreign, state or local Tax purposes); (iii) prepaid amounts received on or prior to the Closing Date; or (iv) intercompany transactions or any excess loss account (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax Law). Neither the Company nor any of its Subsidiaries has made an election (including a protective election) under Section 108(i) of the Code to defer any income. Neither the Company nor any of its Subsidiaries has “long-term contracts” subject to a method of accounting under Section 460 of the Code.

(t) Neither the Company nor any of its Subsidiaries is subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or could be subject to clawback or recapture) as a result of any transaction contemplated by this Agreement.

(u) None of the Mexican Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any intercompany transactions in accordance with the Mexican Income Tax Law.

(v) There are no restrictions or limitations on the deductibility of interest payable by any of the Mexican Subsidiaries for Mexican income tax purposes, in accordance with the provisions set forth in Article 27, Section VII and Article 28, Section XXVII of the Mexican Income Tax Law in force as of January 1, 2015, and the applicable Articles and Sections of the Mexican Income Tax Law in effect in prior years.

(w) All transactions between the Mexican Subsidiaries, on the one hand, and Seller or another one of its Affiliates, on the other hand, have been entered on the same terms as would have been entered by unrelated parties acting at arm’s-length, including compliance in all material respects with the provisions set forth in Articles 179 and 180 of the Mexican Income Tax Law and Article 76, Sections IX and XII, as well as the corresponding articles of the Mexican Income Tax Law in force prior to 2015.

(x) None of the Mexican Subsidiaries has executed or entered into any transaction that is required to be reported in format 76 in accordance with Article 31-A of the Mexican Federal Tax Code (Código Fiscal de la Federación) with respect to fiscal years 2014 and 2015.

(y) Less than 50% of the value of the Mexican Subsidiaries’ allocation in the Purchase Price derives directly or indirectly from real estate located in Mexico.

(z) Section 3.22(z) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company or any of its Subsidiaries has or should have, in accordance with applicable Law, filed a Tax Return since March 1, 2013.

For the avoidance of doubt, the representations and warranties made in Sections 3.08(x), 3.09(a)(iii), 3.10(a)(ii), 3.20 and this Section 3.22, in each case to the extent such representations and warranties explicitly relate to Taxes (such representations and warranties, to such extent, the “Tax Representations”), are true and correct and are the only representations and warranties made by the Company with respect to matters related to Taxes. Nothing in this Article III or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any credit, loss or other Tax attribute of the Company or any of its Subsidiaries, (ii) the Taxes attributable to any Tax period (or a portion thereof) beginning after the Closing Date, or (iii) whether any particular Tax position that may be taken (or any particular determination that may be made as to whether any particular Tax may apply) after the Closing will be respected.

Section 3.23 Books and Records. True, correct and complete copies of all of the minute books of the Company and the Subsidiaries have been made available to Buyer. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Board of Managers of the Company, and no meeting, or action taken by written consent, of the board of Managers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of the books and records referred to in this Section 3.23 will be in the possession of the Company and the Corporate Records will be in compliance with applicable law in all material respects.

Section 3.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.25 Related Party Transactions. Section 3.25 of the Disclosure Schedules contains a list of all contracts between Seller and its Affiliates (other than the Company and its Subsidiaries), or the directors, employees or officers of the Company and its Subsidiaries (each of the foregoing, a “Related Party”), on the one hand, and any of the Company and its Subsidiaries, on the other hand (each of the foregoing, a “Related Party Contract”), except for Company Benefit Plans. As of the Closing Date, none of the related Party Contracts will remain in place.

Section 3.26 Bank Accounts; Attorneys in Fact. Section 3.26 of the Disclosure Schedules sets forth all directors, officers and attorneys-in-fact of the Mexican Subsidiaries and all bank accounts and safety deposit boxes and similar deposit agreements (designating each authorized signatory with respect thereto) for each Mexican Subsidiary.

Section 3.27 No Other Representations or Warranties; Disclosure Schedules. Except for the representations and warranties contained in this Article III (as modified by the Disclosure Schedule) and any officer’s certificate delivered at the Closing pursuant to Section 2.03(a), all of which are true and correct as of the date hereof, neither the Company nor any other Person makes any other representation or warranty whatsoever, express or implied, with respect to the Company or its operations, financial condition, assets, liabilities or prospects, or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company, Seller, the Subsidiaries, any of their Affiliates or any of their respective managers, officers, directors, employees, advisors, consultants, agents or representatives. Except for the representations and warranties contained in this Article III (as modified by the Disclosure Schedule) and any officer’s certificate delivered at the Closing pursuant to Section 2.03(a), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any manager, director, officer, employee, advisor, consultants agents or representative of the Company, Seller or any of their Affiliates). The disclosure of any matter or item in the Disclosure Schedule shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and the LFCE and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.03 Sophistication; Investigation. Buyer and its representatives are experience and sophisticated in all aspects of the evaluation, acquisition and operation of businesses such as that in which the Company is engaged. Buyer has (a) evaluated the merits and risks of acquiring the Units on the terms set forth in this Agreement and has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of such acquisition, (b) is aware of and has considered the financial risks and financial hazards of acquiring the Units on the terms set forth in this Agreement, and (c) intends to assume both the risks and prospective returns associated with an acquisition of the Company and the Subsidiaries subject to the terms set forth in this Agreement. Nothing in this Section 4.03 shall be deemed to limit Buyer’s rights or remedies with respect to any common law fraud on the part of Seller or the Company or any director, manager, officer, employee, equityholder, agent or representative of any of the foregoing.

Section 4.04 Investment Purpose. Buyer is acquiring the Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Units are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.05 Brokers. Except for Mazzone & Associates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.06 Financing. Buyer, from its own sources and from the Financing Sources (as reflected in the Financing Term Sheet), will, upon satisfaction of the conditions in this Agreement, have sufficient funds to make the payments required by Section 2.02 of this Agreement and to otherwise consummate the transactions contemplated hereby as of the Closing Date.

Section 4.07 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and any officer’s certificate delivered at the Closing pursuant to Section 2.03(b), all of which are true and correct as of the date hereof, neither Buyer nor any other Person makes any other representation or warranty whatsoever, express or implied, with respect to Buyer, any of its Affiliates, the operations, financial condition, assets, liabilities or prospects of Buyer or any of its Affiliates or the transactions contemplated by this Agreement, and Buyer disclaims any other representations or warranties, whether made by Buyer, any of its Affiliates or any of their respective managers, officers, directors, employees, advisors, consultants, agents or representatives. Except for the representations and warranties contained in this Article IV and any officer’s certificate delivered at the Closing pursuant to Section 2.03(b), Buyer hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any manager, director, officer, employee, advisor, consultants agents or representative of the Purchaser or any of its Affiliates).

Article V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer

(which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. For purposes of this Article V, all references to the Company shall include the Subsidiaries unless context otherwise indicates. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) cause the Company to preserve and maintain all of its Permits and reasonably cooperate in the transfer of any permits that may be legally transferred to Buyer, the Company or and Subsidiary;

(b) cause the Company to pay its debts, Taxes and other obligations when due;

(c) cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) Seller will provide evidence, satisfactory to Buyer, that title to the Real Properties known as Parcela 17 Z-1 P-1 Fracc. E, Ejido Chapultepec, Ensenada, Baja California , with a total surface area of 5,806.25 square meters; and Parcela 17 Z-1 P-1 Fracc. D, Ejido Chapultepec, Ensenada, Baja California, with a total surface area of 5,273.68 square meters is vested in name of Alvest, S.A. de C.V.;

(e) cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f) cause the Company to defend and protect its properties and assets from infringement or usurpation;

(g) cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(h) cause the Company to maintain its books and records in accordance with past practice and to identify and provide to Buyer all corporate and other records for the Company and its Subsidiaries which have been maintained by Seller, the Company or any Subsidiary and otherwise as required by law;

(i) cause the Company to comply in all material respects with all applicable Laws and to identify to Buyer all Permits which support the representation in Section 3.18; and

(j) cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Notwithstanding any other provision of this Section 5.01 to the contrary, Seller’s only obligations prior to the Closing with respect to Taxes shall be governed exclusively by Article VI hereof.

Section 5.02 Access to Information; Cooperation. From the date hereof until the Closing, Seller shall, and shall cause the Company and each of its Subsidiaries to, (a) afford Buyer, its Financing Sources and its and their Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and its Subsidiaries; (b) furnish Buyer, its Financing Sources and its and their Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; (c) instruct the Representatives of Seller and the Company to cooperate with Buyer and its Financing Sources in its investigation of the Company and its Subsidiaries; and (d) provide Buyer and its Financing Sources, at the expense of Buyer, all cooperation that is reasonably requested by Buyer in connection with the Financing, including: (i) participating in due diligence sessions with the Financing Sources, (ii) executing and delivering at the Closing any necessary pledge and security documents and otherwise facilitating the granting of the first priority perfected security interests in and liens upon the collateral contemplated under the Financing (and including mortgages as to any real property collateral and agreements by Seller to allow the Financing Sources to use the assets subject to the Equipment Lease, to receive the benefits of the services under the Transition Services Agreement and otherwise relating to the handling of collections of accounts receivable and other matters concerning the collateral for the Financing) and providing customary deliverables, (iii) obtaining surveys, title insurance, customary landlord, warehouse and bailee lien and access waivers and deposit and investment account control agreements at the sole expense of and as requested by Buyer on behalf of the Financing Sources, (iv) taking all corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Company, including entering into one or more credit agreements, indentures and/or other instruments on terms satisfactory to Buyer in connection with the Financing, in each case to be effective immediately prior to the Closing to the extent direct borrowings or debt incurrence by the Company is contemplated in the Financing. Without limiting the foregoing, Seller shall permit Buyer and its Representatives to conduct environmental due diligence of the Company and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company and the Real Property. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement. Notwithstanding anything else to the contrary in this Section 5.02, nothing in this Section 5.02 shall require Seller to provide Buyer, its Affiliates, or any Representatives of Buyer any Tax Returns (or supporting work papers and other documents) filed on a consolidated, combined or similar basis with Seller or any of its Affiliates (except for information pertaining to any tax attributes or tax positions applicable to the Company or any Subsidiary), or otherwise not pertaining to the business or assets of the Company.

Section 5.03 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Competing Proposal; or (ii) enter into any agreements or other instruments (whether or not binding) regarding a Competing Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Competing Proposal. For purposes hereof, “Competing Proposal” shall mean any proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (2) the issuance or acquisition of Units of capital stock or other equity securities of the Company; or (3) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In the event that Seller receives an unsolicited Competing Proposal from any Person, Seller may participate in discussions with such Person, disclose any information concerning the Company to such Person and permit such Person to conduct customary due diligence review of the Company and the Subsidiaries, provided that Seller may not disclose any of the terms of this Agreement which have not been publicly disclosed in accordance with applicable Law. If the Board of Directors of Seller, in the exercise of its fiduciary duties to Seller’s stockholders, deems an unsolicited Competing Proposal to be superior to the terms of the transactions contemplated by this Agreement, Seller shall promptly, and in any event within three (3) Business Days of the determination by its Board of Directors, advise Buyer orally and in writing of the terms of the Competing Proposal and, subject to Seller’s and the Company’s compliance with any applicable confidentiality agreement, provide copies of the Competing Proposal to Buyer. Upon receipt of written notification, Buyer shall have five (5) Business Days in which to indicate that it will match all of the terms of the Competing Proposal, including, but not limited to, the price (such proposal, a “Matching Proposal”). For purposes of this Section 5.03, Buyer shall be deemed to match the price term of a Competing Proposal if the revised price offered by Buyer is equal to the price in the Competing Proposal minus the Termination Fee payable to Buyer in accordance with Section 5.03(c); provided that, for the avoidance of doubt, if Buyer’s revised price term is deemed to match the price term of the Competing Proposal but Buyer does not otherwise match each of the other terms of the Competing Proposal (other than terms related to the structure of the transaction if the structure proposed by the Competing Proposal is a sale, lease, exchange or other disposition of the Company’s properties or assets), such revised price shall not be deemed to constitute a Matching Proposal for purposes of this Section 5.03. If Buyer delivers to Seller a Matching Proposal within five Business Days, Seller shall immediately cease discussions with the Person making the Competing Proposal and Seller’s rights under this Section 5.03(b) to engage in discussions concerning an unsolicited Competing Proposal shall terminate. For the avoidance of doubt and notwithstanding anything to the contrary herein, a Competing Proposal may not be deemed to be superior to the terms of the transactions contemplated by this Agreement unless such Competing Proposal exceeds the material economic and non-economic terms of this Agreement (other than any terms set forth herein related to the timing of the Closing and any regulatory approvals required by this Agreement or the transactions contemplated hereby) and shall not provide any material concessions to the buyer under the Competing Proposal that are not made available to Buyer under this Agreement.

(c) In the event that Buyer does not deliver to Seller a Matching Proposal within five (5) Business Days of Buyer’s receipt of the Competing Proposal from Seller, Seller may terminate this Agreement in accordance with Section 9.1(c)(iii) and shall, upon termination of this Agreement, pay to Buyer the amount of $3,000,000 (the “Termination Fee”), which shall be Buyer’s sole right and remedy with respect to a termination of the Agreement in accordance with this Section 5.3 and Section 9.1(c)(iii).

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to have, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.04 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller shall promptly deliver to Buyer an update to the Disclosure Schedule specifying such change. Each update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of determining the accuracy of any representation or warranty made by the Company or Seller in this Agreement, whether for purposes of Article VIII or otherwise under this Agreement (other than in connection with any willful breach, intentional misrepresentation or fraud), but shall not be deemed to supplement and amend the Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Section 7.02 has been satisfied.

Section 5.05 Resignations. Seller shall deliver to Buyer written resignations, effective as of Closing Date, of the Board of Managers of the Company and the governing board of each of the non-Mexican Subsidiaries, as well as the resignation of the board members of each Mexican Subsidiary, in each case to be effective on the Closing.

Section 5.06 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) is required by Law to be disclosed, or is reasonably necessary to be disclosed to a Tax Authority. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law (excluding disclosure to a Tax Authority, which is governed by the immediately preceding sentence), Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07 Non-competition; Non-solicitation

(a) For a period of five years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business anywhere in the world; (ii) have a material interest in any Person that engages directly or indirectly in the Restricted Business anywhere in the world in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Seller may (A) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person, (B) continue to operate its retained businesses as such retained businesses have been conducted prior to and on the date of this Agreement, and (C) perform any services for Buyer or its Affiliates, including such services as are contemplated under the Transition Services Agreement.

(b) For a period of 18 months commencing on the Closing Date, Seller shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.07(b) shall prevent Seller or any of its controlled Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, Seller shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d) Seller acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Seller acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f) Notwithstanding anything herein to the contrary, nothing in this Section 5.07 shall restrict Seller or any of its Affiliates from taking commercially reasonable steps to carry out its rights and obligations under any of the Transaction Documents.

Section 5.08 Governmental Approvals and Consents

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act and the LFCE) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts (excluding any payment of money or divestiture of assets) to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary, in each case, for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction

Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not wilfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval or authorization necessary to preserve the rights or benefits under any Contract listed on Section 5.08(d) of the Disclosure Schedules is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its reasonable best efforts to provide the Company with the rights and benefits of such Contract for the term thereof, and, if Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any Tax Returns, any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f) Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10 Irshad Ahmad. Prior to the Closing Date, Seller shall transfer and assign all of its rights and obligations under the Ahmad Employment Agreement to A&G. Seller shall pay, when due, to Irshad Ahmad all benefits to which he is entitled under the deferred compensation plan in which he participates, in accordance with Section 409A of the Code and will indemnify and hold Buyer harmless from any claim Irshad Ahmad may have with respect to any such plan.

Section 5.11 Employment-Related Liabilities. Effective as of the Closing Date, Buyer shall assume all Liabilities arising from the employment of any former or current employee of the Company, including those relating to, arising out of, or resulting from any workers’ compensation claim by such employee that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, before, on or after the Closing Date. If Buyer is unable to assume any such Liability (or any portion thereof) or the administration of any such claim because of the operation of applicable Law or for any other reason, Seller shall retain such Liability and Buyer shall reimburse and otherwise fully indemnify Seller for such Liability, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen.

Section 5.12 Joinder Agreement. The Parties acknowledge and agree that the Joinder Agreement shall continue in full force and effect from and after the Closing Date. Buyer agrees not to, and to cause its Affiliates not to, take any action or omit to take any action, as the case may be, that has the effect of triggering any obligation of Seller under the Joinder Agreement. In the event that Buyer or any of its Affiliates takes any action or omits to take any action, as the case may be, that gives rise to any Liability of the Seller pursuant to the terms of the Joinder Agreement, then Buyer shall reimburse and otherwise fully indemnify Seller for such Liability.

Section 5.13 Closing Conditions.

(a) From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

(b) Buyer shall use commercially reasonable efforts to take or cause to be taken, all actions necessary and proper to obtain the Financing on the terms and conditions set forth in the Financing Term Sheet. Buyer shall keep Seller informed on a current basis and in reasonable detail of the status of its efforts to obtain the Financing.

Section 5.14 Public Announcements. Unless otherwise required by applicable Law (including the Securities Exchange Act of 1934 and applicable stock exchange requirements, based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.15 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Article VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a) All transfer (including real property transfer or gains), documentary, sales, use, stamp, registration, excise, recordation, value added and other similar Taxes and fees (including any penalties and interest) that may be imposed on or assessed as a result of the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto (“Transfer Taxes”) shall be borne 100% by Buyer; provided, however, that in the event that any value added or other similar Taxes are due and payable as a result of the transfer of any of the Retained Assets by the Company or any of its Subsidiaries to Seller or any of its Affiliates on or prior to the Closing Date, such Taxes shall be borne 100% by Seller. The parties shall cooperate in the preparation and filing of any Tax Returns for Transfer Taxes. Buyer shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the parties to this Agreement shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns or other documentation. Expenses incurred in connection with filing all necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be borne 100% by Buyer.

(b) Seller shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company or any of its Subsidiaries after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Seller to Buyer (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Buyer objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten days after receipt by Seller of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by Buyer and reasonably acceptable to Seller (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Seller and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer; provided, however, that, pursuant to the terms set forth in the Transition Services Agreement, Seller shall prepare on Buyer’s behalf any Tax Return of the Company that relates to the period of time from the Closing Date through the date on which the Transition Services Agreement terminates pursuant to the terms set forth therein. For the avoidance of doubt, Buyer shall have no responsibility for preparing or filing any Tax Return of Seller or any Affiliate of Seller (other than the Company or any of its Subsidiaries) or any Tax Return of an Affiliated Group of which Seller or any Affiliate of Seller (other than the Company or any of its Subsidiaries) is a member.

(c) Following the Closing, Buyer will not, unless required under applicable Tax Law, (i) file (or cause or permit the Company or any of its Subsidiaries to file) an amended Tax Return with respect to the Company or any of its Subsidiaries for a Tax period beginning before the Closing Date without the prior written consent of Seller or (ii) cause or permit the Company or any of its Subsidiaries to make any Tax election that has retroactive effect to any Tax period ending on or before the Closing Date without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

Section 6.02 Tax Indemnification. Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any of the Tax Representations; (b) any Loss attributable to any breach or violation by Seller of, or failure of Seller to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all income or franchise Taxes of any member of an Affiliated Group (other than an Affiliated Group that includes Buyer or any of its Affiliates (other than the Company and its Subsidiaries)) of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date that are imposed on the Company or its Subsidiaries under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law (but excluding any such liability for such Taxes to the extent directly or indirectly attributable to membership in any Affiliated Group for any period (or any portion of a period) beginning after the Closing Date); and (e) any and all Taxes of any Person imposed on the Company and/or its Subsidiaries arising under the principles of transferee or successor liability or by contract, if the liability for such Taxes relates to an event or transaction both occurring before the Closing Date and effected or entered into by the Company or any of its Subsidiaries prior to the Closing Date, in each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith; provided, however, that Seller shall not be responsible for, and shall have no obligation to indemnify and hold Company, Buyer, or any Buyer Indemnitee harmless from and against (1) Taxes resulting from (A) any transactions occurring on the Closing Date after the Closing outside the ordinary course of business or (B) any breach by Buyer of Section 6.01(c), or (2) Taxes, to the extent such Taxes are treated as a liability in the calculation of Closing Working Capital. Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.02 within ten (10) Business Days after payment of such Taxes by Buyer or the Company, which reimbursements, in the aggregate, shall not exceed an amount equal to the Purchase Price.

Section 6.03 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.04 Election.

(a) Election.

(i) Buyer and Seller agree (1) to make an Asset Sale Election with respect to the purchase and sale of the Units of the Company hereunder and (2) that, solely with respect to the deemed purchase (as applicable for Tax purposes) of the Equity Securities of the Mexican Subsidiaries, Buyer is permitted to make an election, if available under applicable Tax Law, under Section 338(g) of the Code (together with any corresponding elections under state, local, or foreign Law), provided that such election under Section 338(g) of the Code (together with any corresponding elections under state, local, or foreign Law) must be made within one year after the Closing Date and Buyer must notify Seller in writing within five Business Days of making such elections.

(ii) At any time prior to the two year anniversary following the Closing Date, Seller may, by written notice to Buyer (the “Additional Tax Gross-Up Notice”), demand payment for any additional amount necessary to cause Seller’s after-Tax net proceeds (after taking into account any Tax with respect to payments made under this Section 6.04(a)(ii) and any liability under Section 6.04(a)(iii) (which for this purpose shall be treated as a Tax)) from the sale of the Units and Acquired Assets to be equal to the after-Tax net proceeds that Seller would have received had the Asset Sale Election and any election under Section 338(g) of the Code (together with any corresponding elections under state, local, and/or foreign Law) not been made, taking into account all appropriate federal, state, local and foreign Tax implications (such additional amount, the “Additional Tax Gross-Up Amount”); provided, however, that Buyer shall not be liable for any such Additional Tax Gross-Up Amount to the extent Seller’s additional Tax liability relates to the failure of any of the representations set forth in Section 3.22 to be true and correct in accordance with the terms of this Agreement. The Additional Tax Gross-Up Notice shall include an itemized calculation in reasonable detail of the Additional Tax Gross-Up Amount along with appropriate supporting documentation and work papers used in the preparation thereof, but may exclude any information that is not directly related to the calculation of the Additional Tax Gross-Up Amount. Buyer shall have 30 calendar days following receipt of the Additional Tax Gross-Up Notice during which to review the Additional Tax Gross-Up Amount, together with the supporting documentation, work papers and any other information Buyer may reasonably request, and to notify Seller in writing of any dispute of the Additional Tax Gross-Up Amount, which notice shall set forth in reasonable detail each disputed item, if any, and the basis for such dispute. If Buyer does not provide written notice to Seller within such 30-day period disputing Seller’s calculation of the Additional Tax Gross-Up Amount, then Seller’s calculation of such amount shall be deemed final. If Seller and Buyer are unable to resolve any dispute with respect to the Additional Tax Gross-Up Amount within 45 days following the delivery by Seller of an Additional Tax Gross-Up Notice, such dispute shall be resolved by the Independent Accountants. The fees and expenses of such accounting firm shall be borne by Buyer unless the change in the Additional Tax Gross-Up Amount is in favor of Buyer by an amount greater than ten percent (10%) of the Additional Tax Gross-Up Amount as set forth in the Additional Tax Gross-Up Notice, in which case Seller shall bear all fees and expenses of the Independent Accountants. Within five Business Days after the Additional Tax Gross-Up Amount is finally determined under this Section 6.04(a)(ii), Buyer shall pay such amount to the Seller. Notwithstanding the foregoing, provided that Buyer has not made any election under Section 338(g) of the Code (or any corresponding elections under state, local, and/or foreign Law) other than as permitted in this Section 6.04(a), Buyer’s obligation under this Section 6.04(a)(ii) shall not exceed $350,000.

(iii) Subject to Section 6.04(a)(ii), Seller shall be liable for (and shall indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay) any Tax (other than Transfer Taxes, if any) directly attributable to the deemed sales resulting from making the Asset Sale Election and any election permitted to be made under Section 338(g) of the Code (together with any corresponding elections under state, local, or foreign Law) pursuant to Section 6.04(a)(i). To the extent any indemnification obligation under this Section 6.04(a)(iii) is determined after the final determination of the Additional Tax Gross-Up Amount, Seller’s indemnification obligation shall be reduced by the amount by which the Additional Tax Gross-Up Amount would have been increased if such indemnification obligation had been taken into account under Section 6.04(a)(ii).

(iv) Except as provided in Section 6.04(a)(i), Buyer agrees not to make any election under Section 338(g) of the Code (or under any corresponding or similar provision of state, local or foreign Law).

(b) Allocation of Purchase Price. In connection with the Asset Sale Election and any elections made under Section 338(g) of the Code (together with any corresponding elections under state, local, or foreign Law) pursuant to Section 6.04(a)(i), Seller and Buyer agree that the Purchase Price and the Liabilities of the Company and the applicable Subsidiaries (plus other relevant items) shall be allocated among the assets of the Company, the assets of applicable Subsidiaries, and the Acquired Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Seller and delivered to Buyer within 60 days following the Closing Date for its approval. If Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 30 days following the Closing Date, such dispute shall be resolved by the Accounting Referee. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer, the Company and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule, except to the extent otherwise required by a determination (within the meaning of Section 1313(a) of the Code). Any adjustments to the Purchase Price pursuant to Section 2.04 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 6.05 Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Seller shall be entitled (at its own expense) to participate and, at its option, take control of the defense of any pending or threatened Tax Claim, in whole or in part (including any resulting litigation), and to employ counsel of its choice at its expense. If Seller elects to assume the defense of a Tax Claim, Seller shall keep Buyer reasonably informed of all material developments relating to such Tax Claim, and shall allow Buyer sufficient notice and opportunity to participate in the Tax Claim to the extent of any claims for Taxes for which Buyer (or the Company or any Subsidiary) may be liable. Neither Buyer nor Seller shall settle or compromise (or cause to be settled or compromised) a matter involving a claim for Taxes for which the other party may be liable under this Agreement without the prior written consent of such other party, which consent shall not be unreasonably delayed, conditioned or withheld.

Section 6.06 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials. Notwithstanding anything in this Section 6.06 or elsewhere in this Agreement to the contrary, Seller shall not be required to furnish to Buyer any Tax Returns (or information related thereto) of Seller or its Affiliates (other than the Company and its Subsidiaries), including any Tax Return of an Affiliated Group of which Seller or any Affiliate of Seller (other than the Company or any of its Subsidiaries) is a member.

Section 6.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.08 Survival. Notwithstanding anything in this Agreement to the contrary, the Tax Representations and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.09 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Section 6.10 Tax Refunds. If Buyer or any of its Affiliates receives a Tax refund arising with respect to Tax periods of the Company or any of its Subsidiaries ending on or before to the Closing Date, within fifteen (15) days following the receipt of such Tax refund, Buyer shall pay the amount of such Tax refund to Seller. Notwithstanding the foregoing, nothing in this Section 6.10 shall require that the Buyer make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of the Buyer and the Company) that is with respect to (i) any refund of Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a Post-Closing Tax Period (or portion of any Straddle Period beginning on or before the Closing Date); (ii) any refund of Tax resulting from the payments of Taxes made on or after Closing Date to the extent Seller has not indemnified the Buyer or the Company for such Taxes; or (iii) any refund for Tax that gives rise to a payment obligation by the Company to any Person under applicable Law or pursuant to a provision of a contract or other agreement entered (or assumed) by the Company on or prior to the Closing Date.

Article VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Seller pursuant to the HSR Act and the LFCE, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated and with respect to the filing to be made before the COFECE, the approval from the COFECE shall have been obtained.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) Seller shall have received (copies of which shall have been delivered to Buyer) all consents, authorizations, orders and approvals referred to in Section 3.05(c), in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller contained in Sections 3.01, 3.02, 3.03, 3.06 and 3.24, the representations and warranties of Seller contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Sections 3.01, 3.02, 3.03, 3.06 and 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(f) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(g) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(h) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder.

(i) Buyer shall have received resignations of the Board of Managers of the Company and governing boards of the non-Mexican Subsidiaries pursuant to Section 5.05.

(j) Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company (and each Subsidiary) from the Secretary of State or similar Governmental Authority of the jurisdiction under the Laws in which the Company (or Subsidiary) is organized.

(k) Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(l) Seller shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Units, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(m) Seller shall deliver, or cause to be delivered, terminations and releases with respect to the Company and the Subsidiaries for all debt for borrowed money, including any obligations under the existing credit facility of Seller and its Subsidiaries for which Bank of America is the agent, and all security interests and liens related to any of the foregoing shall be released and terminated (and including any pledges and liens on the Equity Interests of the Subsidiaries) and Buyer shall have received customary payoff letters in form and substance reasonably satisfactory to it evidencing such termination and releases.

(n) All conditions of the Financing Sources to fund the Financing, as reflected in the Financing Term Sheet, which are related to Seller and/or the Company and/or its Subsidiaries, have been satisfied.

(o) Seller shall have complied with the provisions of Section 5.10.

(p) Buyer shall have received possession (in Mexico) of original copies of the Corporate Records;

(q) Buyer shall have received the original share certificates of each Mexican Subsidiary reflecting the capital structure set forth in Section 3.04(b) of the Disclosure Schedules;

(r) Buyer shall have received the original executed counterparts of the unanimous shareholder consent of each Mexican Subsidiary, approving:

(i) the resignations, effective as of the Closing Date, of the board members of each Mexican Subsidiary, expressly releasing, effective as of the Closing Date, the respective Mexican Subsidiary, Seller and Buyer from any and all claims and actions;

(ii) the appointment of new board members (or equivalent) of the respective Mexican Subsidiary as determined by Buyer; and

(iii) the revocation of all powers of attorney in existence as of the Closing (except for those identified by Buyer in writing no later than five Business Days prior to the Closing Date) and the granting of powers of attorney to the Persons determined by Buyer.

(s) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.05, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.05 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

(e) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(g) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder.

(h) Buyer shall have delivered to Seller cash in an amount equal to the Purchase Price (as adjusted pursuant to Section 2.04(a)) by wire transfer in immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by Seller in a written notice to Buyer.

(i) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than the Tax Representations which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties in Sections 3.01, 3.03, 3.24, 4.01 and 4.05 shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement (other than in respect of the Tax Representations, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made, as supplemented by any update to the Disclosure Schedules pursuant to Section 5.04(b), or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI).

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

Section 8.04 Certain Limitations.

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Sections 3.01, 3.03, 3.19, 3.20 and 3.24 (the “Buyer Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds $760,000.00, at which point Seller will indemnify the Buyer Indemnitees for all Losses in excess of $760,000.00.

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Sections 4.01 and 4.05, or with respect to a claim for indemnification arising under Section 5.11 (the “Seller Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds $760,000.00, at which point Buyer will indemnify the Seller Indemnitees for all Losses in excess of $760,000.00.

(c) The maximum amount of losses for which either party is obligated to indemnify the other pursuant to this Article VIII shall be $7,600,000.00 (the “Indemnity Cap”); provided that the Indemnity Cap shall not apply to Losses incurred by Buyer as a result of a breach of Sections 3.01, 3.12, 3.19, 3.22 and Article VI or to Losses incurred by Seller as a result of a breach of Sections 4.01 or 4.03, which Losses shall not exceed the Purchase Price in the aggregate.

(d) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e) The amount of any Losses under Section 8.02 or Section 8.03 for which Seller or Buyer, as the case may be, may become obligated to hold harmless, indemnify, compensate or reimburse any Buyer Indemnitee or Seller Indemnitee, as the case may be (such indemnifying party, the “Indemnitor” and such Buyer Indemnitee or Seller Indemnitee, as the case may be, the “Indemnitee”), shall be reduced by (i) any Tax benefits actually realized by the Indemnitee on or prior to the date of the claim that result from or arise out of such Losses, net of any corresponding Tax costs incurred by such party and (ii) any amounts recovered by the Indemnitee under applicable insurance policies or from any other Person alleged to have responsibility. Each Indemnitor shall pursue in good faith all claims available under such third-party insurance coverage and from any Person alleged to have responsibility. If the Indemnitee receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses (which were not earlier taken into account in calculating Losses), subsequent to an indemnification payment by the Indemnitor, then the Indemnitee shall promptly reimburse the Indemnitor for any payment made or out-of-pocket expense incurred by the Indemnitor in connection with providing such indemnification payment up to the amount actually received by the Indemnitee.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 15 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 15 calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

(e) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the Tax Representations or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding/and including] the date such payment has been made at a rate per annum equal to the interest rate applicable to Buyer’s senior debt. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09 Mitigation of Damages. Each Indemnified Party shall take commercially reasonable steps to mitigate Losses in respect of any claim for which such Indemnified Party is seeking or may seek indemnification under this Article VIII and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof (including making good faith efforts to recover any Losses from insurers of such Indemnified Party or its Affiliates under applicable insurance policies); provided, however, any reasonable third-party costs or expenses incurred by such Indemnified Party for which it the prevailing party (determined as contemplated above) in connection therewith shall be Losses for purposes of this Article VIII. No Indemnified Party shall be required to procure or maintain any particular insurance coverage or take any action or pursue or obtain any recovery prior to seeking recovery for any Losses from any other party in accordance with this Agreement.

Section 8.10 Other Recoveries. No Indemnified Party shall be entitled to recover any Loss under this Article VIII to the extent such Indemnified Party has recovered, reduced or setoff, or with respect to clause (i) of this Section 8.10 has the ability to receive the benefit of, such Loss from a third party based upon the same claim giving rise to such Damage under this Article VIII, including (i) amounts actually recovered, reduced or setoff pursuant to indemnification under any Contract or (ii) amounts actually recovered, reduced or setoff pursuant to any insurance policies held by or for the benefit of such Indemnified Party (including, for these purposes, any rights of the Company under any Contract or insurance policy to which it is a party or by which it receives benefits) (but no Indemnified Party shall be required to procure or maintain any particular insurance coverage) and the amount of any Loss shall be reduced by any amount actually received by such Indemnified Party with respect to such damages under any such insurance coverage; provided, however, that such recovery, reduction or setoff shall (A) be net of any reasonable third-party costs or expenses incurred by such Indemnified Party in obtaining such recovery, reduction or setoff, (B) not include any loans, contributions or payments from any Affiliate of such Indemnified Party to such Indemnifying Party (to the extent such Affiliate has not sought or is not seeking indemnification from the Indemnifying Party for such Damage) and (C) not include any amounts which are self-insured (whether through retention or otherwise). If such a recovery, reduction or setoff is actually received or enjoyed by an Indemnified Party after it receives payment under this Agreement with respect to any Loss from an Indemnifying Party, then a refund equal in aggregate amount of such recovery, reduction or setoff (net of reasonable third-party costs and expenses incurred in obtaining such recovery, reduction or setoff) will be made promptly to such Indemnifying Party, but only to the extent of the payment made by such Indemnifying Party to such Indemnified Party, with respect to such Loss.

Section 8.11 Exclusive Remedies. Subject to Sections 5.07, 10.10 and 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or wilful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.11 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, criminal or intentional misconduct.

Article IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within 30 days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2016, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within 30 days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2016, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) Seller complies with the terms of Section 5.03 and accepts a Competing Proposal.

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(i) as set forth in this Article IX, Section 5.03, Section 5.06 and Article X hereof; and

(ii) that nothing herein shall relieve any party hereto from liability for any wilful breach of any provision hereof.

(b) Notwithstanding anything to the contrary in this Agreement, no Financing Source or any of its Representatives shall have any liability to Seller or any of its Affiliates relating to or arising out of this Agreement, the Financing or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and neither Seller nor any of its Affiliates shall be entitled to bring or maintain any Action against any Financing Source or its Representatives in connection with this Agreement or the Financing, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.

Article X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Buyer and Seller shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and the LFCE and Buyer shall pay all amounts payable to Mazzone & Associates.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
	Attention:	Michael D. Magill
	Fax:	(800) 759-4271
	Email:	Michael_Magill@ennis.com

with a copy to:	Baker Botts , LLP
2001 Ross Avenue
Dallas, Texas 75201
	Attention:	Neel Lemon
	Fax:	(214) 661-4954
	E-mail:	neel.lemon@bakerbotts.com

If to Buyer:	Alstyle Operations, LLC
1237 W. Walnut Street
Compton, CA 90220
	Attention:	Steve S. Hong
Kirby Schnebly
	Fax:	(310) 537-7096
	E-mail:	united-mrhong@hotmail.com
kirbyscn@hotmail.com

with a copy to:	Lamb and Kawakami, LLP
333 S. Grand Ave. Suite 4200,
Los Angeles, CA 90071
	Attention:	Andrew J. Demetriou , Esq.
	Fax:	(213) 630-5555
	Email:	ademetriou@lkfirm.com

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; (a) provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries; and (b) except that Buyer may assign any of its rights or interests hereunder or under the Transition Services Agreement or any of the other related agreements or documents to a Financing Source or any agent for any of them and their respective successors and assigns as security for amounts owing to them. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 6.02 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the Financing Sources shall be express third-party beneficiaries of Sections 5.02(a) - (d), 9.02(b), 10.06, 10.07(b), 10.09 and 10.10(f).

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The provisions of this Agreement for which the Financing Sources are third party beneficiaries as set forth in Section 10.08 shall not be terminated or modified in such a manner as to adversely affect the rights of any Financing Sources unless the affected Financing Sources shall have consented in writing, such consent not to be unreasonably withheld, to such termination or modification.

Section 10.10 Governing Law; Dispute Resolution.

(a) Except as set forth in Section 10.10(f), this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Except as set forth in Section 10.10(f), the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the parties under this Agreement (other than with respect to the procedures set forth in Section 2.04(c) relating to and Disputed Amounts), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement shall be mediation and arbitration as provided in this Section 10.10.

(c) Either party may give notice of a Claim in writing to the other party and the parties shall designate a mutually agreed mediator to resolve the Claim. If the parties are unable to agree on a mediator, they shall submit the Claim to JAMS, Inc. in Wilmington, Delaware, and request a panel of prospective neutrals to conduct a mediation process, who shall be individuals with substantial experience with equity purchase agreements and complex commercial contracts as well as familiarity with Delaware law relevant to transactions of this type. The mediation shall be convened within thirty (30) days of the notice of the Claim, or as soon thereafter as is feasible. If the mediation is unsuccessful in resolving the Claim, either party may give notice of its intention to arbitrate the Claim in accordance with Section 10.10(d).

(d) Any arbitration to resolve a Claim shall be administered by JAMS, Inc. in accordance with its Comprehensive Arbitration Rules and Procedures (the “Arbitration Rules”) before one arbitrator to be appointed pursuant to the Arbitration Rules to conduct any such arbitration. The arbitrator shall have substantial experience with equity purchase agreements and complex commercial contracts as well as familiarity with Delaware law relevant to transactions of this type. All meetings of the parties and all hearings with respect to any such arbitration shall take place in Wilmington, Delaware, or such other place as the parties may designate. Each party to the arbitration shall bear its own costs and expenses (including all attorneys’ fees and expenses, except to the extent otherwise required by applicable Law), and all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties; provided, however, that the arbitrator may, in the arbitrator’s discretion, award costs and expenses to the prevailing party in the arbitration.

(e) In the event that any party or any of such party’s Affiliates, associates or representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any information concerning an arbitration or mediation proceeding conducted in accordance with this Agreement (the “Disclosing Party”), such Disclosing Party shall notify the other parties promptly of the request or requirement so that any such other party may seek an appropriate protective order or waive compliance with the provisions of this Section 10.10. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party or any of its Affiliates, associates or representatives believes in good faith, upon the advice of legal counsel, that it is compelled to disclose any such information, such Disclosing Party may disclose such portion of the information as it believes in good faith, upon the advice of legal counsel, it is required to disclose; provided that the Disclosing Party shall use reasonable efforts to obtain, at the request and expense of such other party, an order or other assurance that confidential treatment shall be accorded to such portion of the Arbitration Information required to be disclosed as such other party shall designate. Notwithstanding anything in this Section 10.10 to the contrary, the parties shall have no obligation to keep confidential any Arbitration Information that becomes generally known to and available for use by the public other than as a result of the disclosing party’s acts or omissions or the acts or omissions of such party’s Affiliates, associates or representatives. The parties agree that, subject to the right of any party to appeal or move to vacate or confirm any decision, judgment, ruling, finding, award or other determination of an arbitration as provided in this Section 10.10, the decision, judgment, ruling, finding, award or other determination of any arbitration under the Arbitration Rules shall be final, conclusive and binding on all of the parties hereto and any party may institute litigation to enforce any final decision, judgment, ruling, finding, award or other determination of the arbitration.

(f) Notwithstanding anything to the contrary herein, each of the Parties hereto agrees that it will not bring or support any Action of any kind or description, whether in contract, tort, equity, or otherwise, against a Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing, in any forum other than the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) sitting in the Borough of Manhattan in the City of New York. To the maximum extent permitted by applicable law, each of the Parties hereto irrevocably waives any and all rights to a trial by jury in respect of any claim, controversy or dispute (whether based in contract, tort or otherwise) against a Financing Source.

Section 10.11 Seller Remedies.

(a) In the event that this Agreement is terminated by Buyer as a result of the unavailability of the Financing by June 30, 2016 for any reason other than due to the action or inaction of Seller, Hong hereby agrees to pay to Seller a sum equal to $500,000, which shall be Seller’s sole right and remedy with respect to a termination of the Agreement pursuant to this Section 10.11(a).

(b) In the event that this Agreement is terminated by Seller as a result of any breach of this Agreement by Buyer other than as set forth in Section 10.11(a), then Seller shall have the right to pursue any and all rights and remedies available to Seller pursuant to this Agreement and any applicable Law.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ENNIS, INC.

By:	/s/ Keith S. Walters
Name:	Keith S. Walters
Title:	President, Chief Executive Officer and Chairman of the Board

ALSTYLE OPERATIONS, LLC

By:	/s/ Steve S. Hong
Name:	Steve S. Hong
Title:	Manager

/s/ Steve S. Hong
Steve S. Hong

[Signature Page to Unit Purchase Agreement]

EXHIBIT A

Acquired Assets

Alstyle Server Inventory
Location	Host Name	VMware	Server Name	OS	Applications and Key Services Performed	Used By	Model	Serial #
Midlothian	VMHOST09	ESXi 5.0	ASRV08	2008 R2	Alstyle Exchange Server - Production	Alstyle Locations	x3650 M3 7945-AC1	KQ03T00
Midlothian	VMHOST08	ESXi 5.0	TS2	2008 R2	AES Terminal Server	Alstyle Anaheim CSR	x3650 M3 7945-AC1	KQ0533G
			TS3	2008 R2	AES Terminal Server	Alstyle Managers, Sales Reps
Midlothian	VMHOST07	ESXi 5.0	ASRV03	2003	Alstyle Exchange Server - Production	Alstyle Locations	x3650 M3 7945-AC1	KQ998NH
			ASRV04	2008 R2	Alstyle - Domain Controller	Alstyle Locations
			ASRV07	2008 R2	SQL Server for ConnectShip and Tress Payroll	Alstyle Locations
			CS1	2008 R2	ConnectShip Application Server	Entire Company
			TS9	2008 R2	AES Terminal Server	Alstyle AP
Midlothian	VMHOST06	ESXi 5.0	ASRV06	2008 R2	Alstyle - Tress Payroll Application, AES2	Alstyle Mexico Locations	x3650 M3 7945-AC1	KQ86K0T
			TVM	2008 R2	Alstyle Print Server, Jantek App Server	Alstyle Locations
Midlothian	VMHOST05	ESXi 5.0	TS7	2008 R2	AES Terminal Server	Alstyle Chicago	x3650 M3 7945-AC1	KQ86K1G
			TS10	2008 R2	AES Terminal Server	Alstyle AP
			TS11	2008 R2	AES Terminal Server	Alstyle Locations
Anaheim	VMHOST1		AAASRV01	2008 R2	Alstyle Anaheim Print Server	Alstyle Locations
Anaheim	MAIL2		MAIL2	2003	Alstyle Old Exchange Server - Offline	Alstyle Locations

Midlothian	ASRV01		ASRV01	2008 R2	Alstyle AES2 SQL Server - Production	Alstyle Locations		KQ86K2Z
Midlothian	ASRV10		ASRV10	2012	Alstyle Production Web Server	Alstyle Locations & Customers
Midlothian	ASRV05		ASRV05	2008 R2	Alstyle old web server	Alstyle Locations & Customers
Anaheim	DC1		DC1	2003	Domain Controller	Alstyle Locations
Anaheim	DC2		DC2	2003	Domain Controller	Alstyle Locations
Chicago	DC1-ALSCHI		DC1-ALSCHI	2003	Domain Controller	Alstyle Locations
Chicago	DC3-ALSCHI		DC3-ALSCHI	2003	Domain Controller	Alstyle Locations
Canada	DC2-ALSCAN		DC2-ALSCAN	2008 R2	Domain Controller	Canada	x3200 M2 736742U
Agua Prieta	APHOST1	ESXi 4.1	DC2-ALSAP	2008 R2	Domain Controller	Agua Prieta	x3650 M3 7945-AC1	KQ998PK
			SVR1-ALSAP	2008 R2	Application Test Server	Agua Prieta
Agua Prieta	DC1-ALSAP		DC1-ALSAP	2008 R2		Agua Prieta		KQ916FZ
Agua Prieta	ALS-ADAPTIVE1		ALS-ADAPTIVE1	2008 R2		Agua Prieta		KQYAPWA
Agua Prieta	ALS-ADAPTIVE2		ALS-ADAPTIVE2	2008 R2		Agua Prieta		KQYAPWK
Anaheim	WWW2		WWW2	2003	Web Shipping Service	Alstyle Locations

The Acquired Assets will also include:

•	The Alstyle Enterprise System source code stored on the computer in the possession of Irshad Ahmad.

•	The desktop/laptop computers and peripheral equipment (printers, monitors, mouses, external hard drives, etc.) individually and specifically assigned to and utilized by any Ennis, Inc. employees whose employment will be transferred to Alstyle Apparel, LLC on or before the Closing Date, all as reasonably determined by Ennis, Inc. in consultation with Irshad Ahmad. Such additional equipment will not include computer or printing equipment that is jointly used by Ennis, Inc. employees generally.

2

EXHIBIT B

Retained Assets

See Exhibit A to the Equipment Lease which is incorporated by reference herein.

EXHIBIT C

Sample Working Capital Statement

(in U.S. dollars)	January 31, 2016

CURRENT ASSETS
Cash (held in Mexican and Canadian disbursing and petty cash bank accounts) (1)	$905,499
Temporary Investments	$—
Trade Receivables, net	$17,553,726
Other Receivables	$54,322
Prepaid Expenses	$3,714,093
Inventories, net	$71,175,949
Other Current Assets	$—

TOTAL CURRENT ASSETS	$93,403,589

CURRENT LIABILITIES
Accounts Payable	$(6,448,021)
Accrued Compensation & Benefits	$(3,894,793)
Taxes other than Income	$(36,869)
Other Accrued Expense	$(356,697)

TOTAL CURRENT LIABILITIES	$(10,736,380)

WORKING CAPITAL	$82,667,209

(1)	Excludes cash in the BOA Alstyle US lockbox account (#488015453141), the BOA Alstyle CAD lockbox account (#7114-48263208), and all but $100K in cash held in the HSBC Alvest bank account (#4020270385).

The Parties acknowledge and agree that the foregoing Sample Working Capital Statement reflects certain of the items included in the determination of Closing Working Capital on the Company’s unaudited balance sheet as of January 31, 2016. The Closing Working Capital Statement shall include the same items listed on this Sample Working Capital Statement and such additional line items on the Closing Balance Sheet as of the Closing Date as would typically be included under the calculation of current assets and current liabilities in accordance with GAAP based upon the Accounting Principles. All line items, amounts and calculations relating to working capital determinations under this Agreement shall be based on the Accounting Principles.

EXHIBIT D

Form of Equipment Lease

See attached.

EXHIBIT E

Form of Sublease

See attached.

EXHIBIT F

Form of Transition Services Agreement

See attached.

EXHIBIT G

Form of Bill of Sale

See attached.